SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 13, 2005

CHARTERMAC

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or other Jurisdiction of Incorporation)

1-13237	13-3949418
(Commission File Number)	(IRS Employer Identification Number)

625 Madison Avenue, New York, NY 10022

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 317-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2005, the Board of Directors approved an increase in the independent trustee compensation, effective January 1, 2006, from $50,000 per year to $60,000 per year, payable in cash and common shares having an aggregate value, based on the fair market value at the date of issuance, of not less than 50% of such compensation (or at a trustee’s option up to 100% of such compensation will be payable in common shares provided that a trustee must elect to receive any common share compensation above the 50% minimum in 10% increments).

The Board of Directors also approved addition annual compensation for independent trustees for their service on committees of the Board of Trustees as set forth in the chart below. This compensation will be payable in cash and common shares having an aggregate value, based on the fair market value at the date of issuance, of not less than 50% of such compensation (or at a trustee’s option up to 100% of such compensation will be payable in common shares provided that a trustee must elect to receive any common share compensation above the 50% minimum in 10% increments).

Committee	Chair	Member

•	Audit	$15,000	$7,000
•	Compensation	$8,000	$5,000
•	Nominating and Governance	$8,000	$5,000
•	Capital Markets	$6,000	$4,000
•	Conflicts	$6,000	$4,000
•	Investment	$6,000	$4,000

The Board further approved payment of annual compensation of $50,000 to the lead trustee, Robert Loverd, effective as of September 1, 2005.

Item 9.01 Financial Statements and Exhibits

(a).	Financial Statements

Not Applicable.

(b).	Pro Forma Financial Information

Not Applicable.

(c).	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CharterMac

(Registrant)

BY:	/s/ Alan Hirmes
Alan Hirmes
Chief Financial Officer

December 13, 2005